Exhibit 99.1

Investor Contact Stephen Pettibone 203-351-3500

Media Contact KC Kavanagh 866-478-2777	One StarPoint Stamford, CT 06902 United States

STARWOOD REPORTS FOURTH QUARTER 2014 RESULTS AND DECLARES FIRST QUARTER DIVIDEND OF $0.375 PER SHARE

STAMFORD, Conn. (February 10, 2015) – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) today reported fourth quarter 2014 financial results.

Fourth Quarter 2014 Highlights

•	Excluding special items, EPS from continuing operations was $0.97. Including special items, EPS from continuing operations was $1.40.

•	Adjusted EBITDA was $335 million.

•	Excluding special items, income from continuing operations was $171 million. Including special items, income from continuing operations was $245 million.

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Worldwide Systemwide REVPAR for Same-Store Hotels increased 4.4% in constant dollars (2.3% in actual dollars) compared to 2013. Systemwide REVPAR for Same-Store Hotels in North America increased 5.8% in constant dollars (5.1% in actual dollars).

•	Management fees, franchise fees and other income increased 10.9% compared to 2013. Core fees (total management and franchise fees) increased 3.7% compared to 2013.

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Earnings from Starwood’s vacation ownership and residential business remained flat compared to 2013, including a $12 million decrease in earnings from the St. Regis Bal Harbour residential project (“Bal Harbour”), which is sold out.

•	During the quarter, the Company signed 63 hotel management and franchise contracts, representing approximately 12,900 rooms, and opened 27 hotels and resorts with approximately 5,800 rooms.

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During the quarter, the Company paid a regular quarterly dividend of $0.35 per share and a special dividend of $0.65 per share, and repurchased 7.8 million shares at a total cost of $609 million and a weighted average price of $78.12 per share.

•	During the quarter, the Company completed the sale of six wholly-owned hotels and one unconsolidated joint venture hotel for gross cash proceeds of approximately $585 million.

•	On February 10, 2015, the Company announced its plans to spin-off its vacation ownership business to shareholders as a separate publicly traded company.

Full Year 2014 Highlights

•	Excluding special items, EPS from continuing operations was $3.02. Including special items, EPS from continuing operations was $3.46.

•	Adjusted EBITDA was $1.238 billion.

•	Excluding special items, income from continuing operations was $561 million. Including special items, income from continuing operations was $643 million.

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Worldwide Systemwide REVPAR for Same-Store Hotels increased 5.8% in constant dollars (4.9% in actual dollars) compared to 2013. Systemwide REVPAR for Same-Store Hotels in North America increased 7.0% in constant dollars (6.3% in actual dollars).

•	Management fees, franchise fees and other income increased 9.5% compared to 2013. Core fees increased 6.8% compared to 2013.

•	Earnings from Starwood’s vacation ownership and residential business decreased approximately $115 million compared to 2013, including a $108 million decrease in earnings from Bal Harbour.

•	During the year, the Company signed 175 hotel management and franchise contracts, representing approximately 34,700 rooms, and opened 74 hotels and resorts with approximately 15,000 rooms.

•	During the year, the Company returned approximately $2.4 billion to shareholders through dividends and share repurchases.

•	During the year, the Company completed the sale of eight wholly-owned hotels and one unconsolidated joint venture hotel for gross cash proceeds of approximately $817 million.

Fourth Quarter 2014 Earnings Summary

Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” or the “Company”) today reported EPS from continuing operations for the fourth quarter of 2014 of $1.40 compared to $0.67 in the fourth quarter of 2013. Excluding special items, EPS from continuing operations was $0.97 for the fourth quarter of 2014 compared to $0.73 in the fourth quarter of 2013.

Special items in the fourth quarter of 2014, which totaled an after-tax benefit of $74 million, primarily related to net gains on the sales of hotels. Special items in the fourth quarter of 2013 totaled an after-tax charge of $13 million. Excluding special items, the effective income tax rate in the fourth quarter of 2014 was 24.5% compared to 33.0% in the fourth quarter of 2013. The decrease is primarily related to the geographical mix of operational results.

Income from continuing operations was $245 million in the fourth quarter of 2014, compared to $128 million in the fourth quarter of 2013. Excluding special items, income from continuing operations was $171 million in the fourth quarter of 2014, compared to $141 million in the fourth quarter of 2013.

Net income was $234 million and $1.33 per share in the fourth quarter of 2014, compared to $128 million and $0.67 per share in the fourth quarter of 2013.

Frits van Paasschen, CEO, said, “We delivered another solid year of performance. Worldwide REVPAR was up nearly 6% in constant dollars, and both Adjusted EBITDA and EPS were ahead of our expectations. We posted another year of rising REVPAR index, a sign of the global strength of our brands and platform. We signed 175 deals for new hotels, our second best signing year in Starwood’s history. Around the world, we opened nearly 15,000 rooms, including our 200th Westin.

“In 2014, we returned $2.4 billion to shareholders through our dividends and stock repurchases. We were able to deliver this amount by reaching our long-term target leverage, with cash flow from operations, and asset sales. During the year, we sold eight hotels for gross proceeds of over $800 million.

“As a further step in our asset-light strategy, we announced today our plans to spin-off our vacation ownership business in 2015. This transaction will create a new pure-play vacation ownership company with a seasoned management team, strong balance sheet, and great prospects for growth.

“Looking ahead to 2015, we expect more strong growth in global lodging. The U.S. economy looks set to continue its growth, and in the U.S. hotel business, limited new supply points to rising rates for some time to come. In Europe, we are optimistic that hotel performance will improve modestly. In other markets around the world, conditions are mixed. However, the underlying secular growth in demand for high-end hotels continues, and we are bullish on the prospects for our business and industry over the long-term.”

Year Ended December 31, 2014 Earnings Summary

Income from continuing operations was $643 million for the year ended December 31, 2014 compared to $565 million in 2013. Excluding special items, income from continuing operations was $561 million for the year ended December 31, 2014 compared to $579 million in 2013. Excluding special items, the effective income tax rate for the year ended December 31, 2014 was 30.9% compared to 32.4% in the same period in 2013.

Net income was $633 million and $3.40 per share for the year ended December 31, 2014 compared to $635 million and $3.28 per share for the year ended December 31, 2013.

Adjusted EBITDA was $1.238 billion for the year ended December 31, 2014 compared to $1.263 billion in the same period in 2013.

Fourth Quarter 2014 Operating Results

Management and Franchise Revenues

Worldwide Systemwide REVPAR for Same-Store Hotels increased 4.4% in constant dollars (2.3% in actual dollars) compared to the fourth quarter of 2013. International Systemwide REVPAR for Same-Store Hotels increased 2.7% in constant dollars (decreased 0.8% in actual dollars).

Changes in REVPAR for Worldwide Systemwide Same-Store Hotels by region:

	REVPAR
Region	Constant Dollars	Actual Dollars
Americas:
North America	5.8%	5.1%
Latin America	2.8%	2.8%
Asia Pacific:
Greater China	4.1%	3.4%
Rest of Asia	1.2%	(3.4)%
Europe, Africa & Middle East:
Europe	4.0%	(3.3)%
Africa & Middle East	(0.3)%	(1.8)%

Changes in REVPAR for Worldwide Systemwide Same-Store Hotels by brand:

	REVPAR
Brand	Constant Dollars	Actual Dollars
St. Regis/Luxury Collection	5.2%	3.0%
W Hotels	3.7%	2.5%
Westin	5.8%	3.6%
Sheraton	3.7%	1.7%
Le Méridien	0.6%	(2.5)%
Four Points by Sheraton	4.1%	2.1%
Aloft	8.7%	8.1%

Worldwide Same-Store Company-Operated gross operating profit margins increased 32 basis points compared to the fourth quarter of 2013. International gross operating profit margins for Same-Store Company-Operated properties increased 63 basis points. North American Same-Store Company-Operated gross operating profit margins decreased 8 basis points.

Management fees, franchise fees and other income were $294 million, up $29 million, or 10.9% compared to the fourth quarter of 2013. Core fees increased 3.7% to $225 million. Other management and franchise revenues increased 53.7% or $22 million, primarily due to fees associated with the termination of certain management and franchise contracts.

For the full year 2014, Worldwide Systemwide REVPAR for Same-Store Hotels increased 5.8% in constant dollars (4.9% in actual dollars) compared to the full year 2013. Worldwide Same-Store Company-Operated gross operating profit margins increased 96 basis points. Management fees, franchise fees and other income were $1.057 billion, up $92 million or 9.5% compared to the full year 2013. Core fees increased 6.8% to $827 million. Other management and franchise revenues increased 23.4%, or $39 million, primarily due to fees associated with the termination of certain management and franchise contracts.

Development

During the fourth quarter of 2014, the Company signed 63 hotel management and franchise contracts, representing approximately 12,900 rooms, of which 52 are new builds and 11 are conversions from other brands. At December 31, 2014, the Company had approximately 480 hotels in the active pipeline representing approximately 108,000 rooms.

During the fourth quarter of 2014, 27 new hotels and resorts (representing approximately 5,800 rooms) entered the system, including Sheraton Wuhan Hankou Hotel (China, 509 rooms), Excelsior Hotel Gallia, a Luxury Collection Hotel, Milan (Italy, 188 rooms),
Le Méridien Suvarnabhumi, Bangkok Golf Resort & Spa (Thailand, 223 rooms), W Bogota (Colombia, 168 rooms), Le Méridien Indianapolis (Indiana, 99 rooms) and Aloft Denver Downtown (Colorado, 140 rooms). During the quarter, 12 properties (representing approximately 3,400 rooms) were removed from the system.

For the full year 2014, the Company signed 175 hotel management and franchise contracts (representing approximately 34,700 rooms). For the full year 2014, 74 new hotels and resorts (representing approximately 15,000 rooms) entered the system and 28 properties (representing approximately 7,000 rooms) left the system.

Owned, Leased and Consolidated Joint Venture Hotels

Worldwide REVPAR at Starwood Same-Store Owned Hotels increased 4.7% in constant dollars (1.2% in actual dollars) when compared to the fourth quarter of 2013. REVPAR at Starwood Same-Store Owned Hotels in North America increased 4.2% in constant dollars (1.9% in actual dollars). Internationally, Starwood Same-Store Owned Hotel REVPAR increased 5.4% in constant dollars (0.3% in actual dollars).

Revenues at Starwood Same-Store Owned Hotels Worldwide increased 3.6% in constant dollars (remained flat in actual dollars) while costs and expenses increased 3.6% in constant dollars (decreased 0.2% in actual dollars) when compared to the fourth quarter of 2013. Margins at these hotels increased 20 basis points.

Revenues at Starwood Same-Store Owned Hotels in North America increased 2.7% in constant dollars (0.4% in actual dollars) while costs and expenses increased 4.8% in constant dollars (2.6% in actual dollars) when compared to the fourth quarter of 2013. Margins at these hotels decreased 170 basis points.

Internationally, revenues at Starwood Same-Store Owned Hotels increased 4.8% in constant dollars (decreased 0.5% in actual dollars) while costs and expenses increased 2.0% in constant dollars (decreased 3.6% in actual dollars) when compared to the fourth quarter of 2013. Margins at these hotels increased 250 basis points.

Revenues at owned, leased and consolidated joint venture hotels were $370 million, compared to $416 million in the fourth quarter of 2013. Expenses at owned, leased and consolidated joint venture hotels were $288 million compared to $326 million in the fourth quarter of 2013. Fourth quarter results were impacted by asset sales since the fourth quarter of 2013.

For the full year 2014, Worldwide REVPAR at Starwood Same-Store Owned Hotels increased 6.1% in constant dollars (5.0% in actual dollars) when compared to the full year 2013. Margins at these hotels increased 150 basis points.

Vacation Ownership

Total vacation ownership revenues increased 15.2% to $167 million in the fourth quarter of 2014 when compared to 2013, primarily due to the timing and recognition of deferred revenues. Originated contract sales of vacation ownership intervals decreased 2.4% during the fourth quarter of 2014, compared to the corresponding period in 2013, as the average price per vacation ownership unit sold decreased 3.0% to approximately $14,000, partially offset by a 0.9% increase in the number of contracts signed.

For the full year 2014, total vacation ownership revenues increased 0.8% to $643 million when compared to the full year 2013 as originated contract sales of vacation ownership intervals, number of contracts signed, and the average price per vacation ownership unit sold remained substantially consistent.

On February 10, 2015, the Company announced plans to spin-off its vacation ownership business to shareholders as a separate publicly traded company. The transaction is subject to the receipt of normal and customary regulatory approvals and will not require a shareholder vote. The transaction, which is expected to be tax-free to shareholders, will be effected through a pro rata distribution of the new entity’s stock to existing Starwood shareholders. The Company expects to complete the transaction in the fourth quarter of 2015 but there can be no assurance regarding the ultimate timing of the spin-off or that the spin-off will ultimately occur.

Residential

During the fourth quarter of 2014, the Company’s residential revenues were $3 million compared to $31 million in 2013. The Company realized residential revenues from Bal Harbour of $23 million and earnings of $12 million in the fourth quarter of 2013 compared to no revenue or earnings in the fourth quarter of 2014, as Bal Harbour sold out in early 2014.

Selling, General, Administrative and Other

During the fourth quarter of 2014, selling, general, administrative and other expenses increased 2.8% to $109 million, compared to $106 million in the fourth quarter of 2013. For the full year 2014, selling, general, administrative and other expenses increased 4.7% to $402 million compared to $384 million in the full year 2013.

Capital

Gross capital spending during the quarter included approximately $74 million of maintenance capital and $58 million of development capital.

For the full year 2014, capital spending included $207 million of maintenance capital and $183 million of development capital.

Asset Sales

During the fourth quarter of 2014, the Company completed the sales of six wholly-owned hotels and one unconsolidated joint venture hotel for gross cash proceeds of approximately $585 million. These hotels were sold subject to long-term management or franchise contracts.

Dividend

In the fourth quarter of 2014, the Company declared a regular quarterly dividend of $0.35 per share, which was paid on December 29, 2014. In accordance with the Company’s intention to return to shareholders approximately $500 million in cash realized from the completion of the Bal Harbour residential project and sale of the hotel earlier this year, the Company also paid the last of four special dividends of $0.65 per share on December 29, 2014. The total dividends paid in the fourth quarter of 2014 were approximately $173 million. For the full year 2014, the Company paid regular dividends of $1.40 per share and special dividends of $2.60 per share for a total of $4.00 per share, or approximately $733 million in dividends to its shareholders.

On February 9, 2015, the Company’s Board of Directors declared a first quarter cash dividend of $0.375 per share representing an increase of 7.1% over the prior quarterly dividend. The cash dividend will be paid on March 26, 2015 to shareholders of record on March 5, 2015.

Share Repurchase

In the fourth quarter of 2014, the Company repurchased 7.8 million shares at a total cost of approximately $609 million and a weighted average price of $78.12 per share. For the full year 2014, the Company repurchased 20.3 million shares at a total cost of approximately $1.636 billion and a weighted average price of $80.45 per share.

As of December 31, 2014, approximately $79 million remained available under the Company’s share repurchase authorization. On February 9, 2015, the Company’s Board of Directors approved an increase to its share repurchase authorization of $750 million. Following this increase, the Company’s total share repurchase authorization is $754 million.

Balance Sheet

At December 31, 2014, the Company had gross debt of $2.7 billion, cash and cash equivalents of $1.0 billion (including $76 million of restricted cash) and net debt of $1.7 billion, compared to net debt of $1.7 billion as of September 30, 2014, in each case, excluding debt and restricted cash associated with securitized vacation ownership notes receivable. Net debt at December 31, 2014, including $249 million of debt and $11 million of restricted cash associated with securitized vacation ownership notes receivables, was $1.9 billion.

At December 31, 2014, debt was approximately 64% fixed rate and 36% floating rate and its weighted average maturity was 7.2 years with a weighted average interest rate of 3.90%, excluding the securitized debt and capital leases. The Company had cash (including current restricted cash) and availability under the revolving credit facilities of approximately $2.12 billion. Subsequent to the end of the year, the Company repaid approximately $400 million of its commercial paper borrowings using cash on hand at December 31, 2014.

Outlook

The following outlook assumes the planned spin-off of the vacation ownership business occurs on December 31, 2015. Transaction costs related to the planned spin-off are not included in full year selling, general and administrative expense guidance.

For the full year 2015:

•	Adjusted EBITDA is expected to be approximately $1.175 billion to $1.200 billion (based on the assumptions below).

•	REVPAR increases at Same-Store Systemwide Hotels Worldwide of 5% to 7% in constant dollars (approximately 300 basis points lower in actual dollars at current exchange rates).[1]

•	REVPAR increases at Same-Store Owned Hotels Worldwide of 2% to 4% in constant dollars (approximately 550 basis points lower in actual dollars at current exchange rates).

•	Margins at Same-Store Owned Hotels Worldwide increase 25 to 75 basis points.

•	Core management and franchise fees increase approximately 5% to 7%.

•	Management fees, franchise fees and other income increase approximately 2% to 4%.

•	Earnings from the Company’s vacation ownership and residential business of approximately $140 million to $150 million.

•	Selling, general and administrative expenses increase approximately 2% to 4%.

•	Full year owned earnings are negatively impacted by approximately $42 million due to asset sales completed in 2014.

•	Shifts in exchange rates since 2014 will negatively impact full year earnings by approximately $35 million if exchange rates stay at current levels.

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Significant non-recurring items in 2014 Adjusted EBITDA include $35 million related to five large one-time termination fees received by the Company and $11 million from the Bal Harbour residential project, which is sold out.

•	Depreciation and amortization is expected to be approximately $315 million.

•	Interest expense is expected to be approximately $135 million.

•	Full year effective tax rate is expected to be approximately 32%, and cash taxes from operating earnings are expected to be approximately $110 million.

•	EPS before special items is expected to be approximately $2.87 to $2.97 (based on the assumptions above).

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Cash flow from operations is expected to be approximately $700 million to $800 million (based on the assumptions above). Cash flow from operations includes vacation ownership investment in inventory expected to be approximately $160 million which includes approximately $80 million related to the development of the third phase of the Westin Ka’anapali Ocean Resort Villas.

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Full year capital expenditures (excluding vacation ownership inventory) are expected to be approximately $200 million for maintenance, renovation and technology. In addition, in-flight investment projects and prior commitments for joint ventures and other investments are expected to total approximately $200 million.

1	Previously, the Company provided an outlook for REVPAR increases at Same-Store Company-Operated Hotels Worldwide. The current outlook for REVPAR increases at Same-Store Systemwide Hotels Worldwide includes Company-Operated and franchised hotels.

For the three months ended March 31, 2015:

•	Adjusted EBITDA is expected to be approximately $250 million to $260 million (based on the assumptions below).

•	REVPAR increases at Same-Store Systemwide Hotels Worldwide of 4% to 6% in constant dollars (approximately 300 basis points lower in actual dollars at current exchange rates).

•	REVPAR increases at Same-Store Company Owned Hotels Worldwide of 3% to 5% in constant dollars (approximately 525 basis points lower in actual dollars at current exchange rates).

•	Core management and franchise fees increase approximately 3% to 5%.

•	Management fees, franchise fees and other income are expected to be approximately flat due to a large termination fee received in the first quarter of 2014.

•	Earnings from the Company’s vacation ownership and residential business of approximately $35 million to $40 million.

•	EPS is expected to be approximately $0.53 to $0.57 (based on the assumptions above).

Special Items

The Company’s special items netted to a pre-tax benefit of $23 million ($74 million after-tax) in the fourth quarter of 2014 compared to a pre-tax charge of $42 million ($13 million after-tax) in the same period of 2013.

The following represents a reconciliation of income from continuing operations before special items to income from continuing operations including special items (in millions, except per share data):

Three Months Ended December 31,			Year Ended December 31,
2014	2013		2014	2013
$171	$141	Income from continuing operations before special items	$561	$579

$0.97	$0.73	EPS before special items	$3.02	$2.99

		Special Items
1	(24)	Restructuring and other special (charges) credits, net (a)	4	(1)
22	(18)	Gain (loss) on asset dispositions and impairments, net (b)	(33)	(23)
—	—	Impairment of unconsolidated joint venture hotel (c)	—	(4)
—	—	Loss on early extinguishment of debt, net (d)	(1)	—

23	(42)	Total special items – pre-tax	(30)	(28)
36	21	Income tax benefit (expense) for special items (e)	44	14
15	8	Income tax benefit (expense) – other non-recurring items (f)	68	—

74	(13)	Total special items – after-tax	82	(14)

$245	$128	Income from continuing operations	$643	$565

$1.40	$0.67	EPS including special items	$3.46	$2.92

(a)	During the year ended December 31, 2014, the net credit primarily relates to the reversal of a reserve associated with a note receivable from a previous disposition.

During the three months ended December 2013, the Company decided to absorb certain technology related costs and expenses that it previously intended to collect from its managed and franchised properties. As a result, the Company recorded a $19 million charge, representing the costs and expenses incurred through the end of 2013 that are no longer intended to be recovered. The three months ended December 31, 2013 also include approximately $5 million in severance costs related to a hotel the Company exited in 2014. The year ended December 31, 2013 includes a favorable adjustment to a legal reserve of approximately $22 million.

(b)	During the three months ended December 31, 2014, the net gain relates to a $31 million gain on the acceleration of deferred gains primarily related to hotels that were converted from management to franchise contracts, and a $10 million gain on the sale of our interest in an unconsolidated joint venture hotel, partially offset by a loss of $17 million from the sale of four wholly-owned hotels. The year ended December 31, 2014 also includes a net loss of $39 million from the impairment of three hotels, two of which were sold subject to long-term franchise contracts and the other of which represents a leased hotel that was converted to a managed hotel, an impairment charge of $7 million associated with a foreign unconsolidated joint venture, and a $9 million charge related to the termination of a leasehold interest in a hotel which is now franchised.

During the three months ended December 31, 2013, the net loss primarily related to a $17 million impairment charge associated with a wholly-owned hotel, asset disposals at certain owned hotels partially offset by the gain on the sales of two hotels and insurance proceeds relating to an owned hotel that suffered damages as a result of a cyclone. The year ended December 31, 2013 includes losses related to the sale of three wholly-owned hotels.

(c)	During the year ended December 31, 2013, the net loss related to an impairment charge associated with a hotel in which the Company owns a non-controlling interest.

(d)	During the year ended December 31, 2014, the net charge relates to the write-off of certain deferred financing costs associated with amending the Company’s Revolving Credit Facility.

(e)	During the three months ended December 31, 2014, the benefit primarily relates to the recognition of tax benefits that were realized in connection with the dispositions of wholly-owned hotels. The year ended December 31, 2014 also includes tax benefits on hotels sold in prior quarters.

During the three months ended December 31, 2013, the benefit primarily related to tax benefits on the special items at the statutory tax rate. The year ended December 31, 2013 also includes tax benefits primarily relating to the sale of three hotels with high tax bases.

(f)	During the three months ended December 31, 2014, the benefit primarily relates to the tax, net of foreign tax credits, on a portion of foreign earnings no longer considered permanently invested. The year ended December 31, 2014 also includes the recognition of a $49 million benefit for the settlement of a foreign tax audit.

During the three months and year ended December 31, 2013, the net benefit primarily represents tax benefits associated with the tax law change in Mexico in late 2013 and the reversal of tax reserves associated with tax assets which are now deemed realizable.

The Company has included the above supplemental information concerning special items to assist investors in analyzing Starwood’s financial position and results of operations. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core ongoing operations.

Starwood will be conducting a conference call to discuss the fourth quarter financial results at 10:30 a.m. Eastern Standard Time today, available via webcast on the Company’s website at http://www.starwoodhotels.com/corporate/about/investor/earnings.html. A webcast replay will be available on the corporate website a few hours after the live event on Tuesday, February 10 and will run for one year. Alternatively, participants may dial into the live call at (866) 921-0636 with conference ID 67514695. Outside the U.S., participants may dial into the live call at (706) 758-8764. Please dial in fifteen minutes early to ensure a timely start. A call replay will be available a few hours after the live event on Tuesday, February 10 and will run for one week; the call replay can be accessed by dialing (855) 859-2056 with conference ID 67514695. Outside the U.S., the call replay can be accessed at (404) 537-3406.

Definitions

All references to EPS, unless otherwise noted, reflect earnings per diluted share from continuing operations attributable to Starwood’s common stockholders. All references to continuing operations, discontinued operations and net income reflect amounts attributable to Starwood’s common stockholders (i.e., excluding amounts attributable to non-controlling interests). All references to “net capital expenditures” mean gross capital expenditures for timeshare and fractional inventory net of cost of sales. EBITDA represents net income before interest expense, taxes, depreciation and amortization. The Company believes that EBITDA is a useful measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness. EBITDA is a commonly used measure of performance in its industry which, when considered with GAAP measures, the Company believes gives a more complete understanding of the Company’s operating performance. It also facilitates comparisons between the Company and its competitors. The Company’s management has historically adjusted EBITDA (i.e., “Adjusted EBITDA”) when evaluating operating performance for the Company, as well as for individual properties or groups of properties, because the Company believes that the inclusion or exclusion of certain recurring and non-recurring items, such as restructuring, goodwill impairment and other special charges and gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. The Company’s management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions and it is used in the annual budget process. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and provides a means to evaluate the results of its core ongoing operations. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and such metrics should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and, therefore, comparability may be limited.

All references to Same-Store Owned Hotels reflect the Company’s owned, leased and consolidated joint venture hotels, excluding condo hotels, hotels sold to date and hotels undergoing significant repositionings or for which comparable results are not available (i.e., hotels not owned during the entire periods presented or closed due to seasonality or natural disasters). References to Company-Operated Hotel metrics (e.g., REVPAR) reflect metrics for the Company’s owned, leased and managed hotels. References to Systemwide metrics (e.g., REVPAR) reflect metrics for the Company’s Owned, managed and franchised hotels. REVPAR is defined as revenue per available room. ADR is defined as average daily rate.

All references to revenues in constant dollars represent revenues, excluding the impact of the movement of foreign exchange rates. The Company calculates revenues in constant dollars by calculating revenues for the current year using the prior year’s exchange rates. The Company uses this revenue measure to better understand the underlying results and trends of the business, excluding the impact of movements in foreign exchange rates.

All references to contract sales or originated sales reflect vacation ownership sales before revenue adjustments for percentage of completion accounting methodology. All references to earnings from vacation ownership and residential services represent the mathematical difference between revenues and expenses from vacation ownership and residential as shown on the Company’s statement of operations. All references to management and franchise revenues represent base and incentive fees, franchise fees, amortization of deferred gains resulting from the sales of hotels subject to long-term management contracts and termination fees.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 1,200 properties in 100 countries and 180,400 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft®, and Element®. The Company boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG®), allowing members to earn and redeem points for room stays, room upgrades and flights, with no blackout dates. Starwood also owns Starwood Vacation Ownership, Inc., a premier provider of world-class vacation experiences through villa-style resorts and privileged access to Starwood brands. For more information, including reconciliations of non-GAAP financial measures to GAAP financial measures, please visit www.starwoodhotels.com or contact Investor Relations at (203) 351-3500.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the impact of war and terrorist activity, natural disasters, business and financing conditions (including the condition of credit markets in the U.S. and internationally), foreign exchange fluctuations, cyclicality of the real estate (including residential) and the hotel and vacation ownership businesses, operating risks associated with the hotel, vacation ownership and residential businesses, relationships with associates and labor unions, customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. and foreign tax laws and their interpretation), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions and the introduction of new brand concepts and other risks and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. There can be no assurance as to the development of future hotels in the Company’s pipeline or additional vacation ownership units.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Unaudited Consolidated Statements of Income

(In millions, except per share data)

Three Months Ended December 31,				Year Ended December 31,
2014	2013	% Variance		2014	2013	% Variance
			Revenues
$370	$416	(11.1)	Owned, leased and consolidated joint venture hotels	$1,541	$1,612	(4.4)
170	176	(3.4)	Vacation ownership and residential sales and services	674	924	(27.1)
294	265	10.9	Management fees, franchise fees and other income	1,057	965	9.5
659	649	1.5	Other revenues from managed and franchised properties (a)	2,711	2,614	3.7

1,493	1,506	(0.9)		5,983	6,115	(2.2)
			Costs and Expenses
288	326	11.7	Owned, leased and consolidated joint venture hotels	1,211	1,292	6.3
123	129	4.7	Vacation ownership and residential	497	632	21.4
109	106	(2.8)	Selling, general, administrative and other	402	384	(4.7)
(1)	24	n/m	Restructuring and other special charges (credits), net	(4)	1	n/m
66	65	(1.5)	Depreciation	254	239	(6.3)
7	7	—	Amortization	29	28	(3.6)
659	649	(1.5)	Other expenses from managed and franchised properties (a)	2,711	2,614	(3.7)

1,251	1,306	4.2		5,100	5,190	1.7
242	200	21.0	Operating income	883	925	(4.5)
6	9	(33.3)	Equity (losses) earnings and gains and (losses) from unconsolidated ventures, net	27	26	3.8
(21)	(23)	8.7	Interest expense, net of interest income of $1, $1, $3 and $3	(94)	(100)	6.0
—	—	—	Loss on early extinguishment of debt	(1)	—	n/m
22	(18)	n/m	Gain (loss) on asset dispositions and impairments, net	(33)	(23)	(43.5)

249	168	48.2	Income from continuing operations before taxes and noncontrolling interests	782	828	(5.6)
(4)	(40)	90.0	Income tax benefit (expense)	(139)	(263)	47.1

245	128	91.4	Income (loss) from continuing operations	643	565	13.8
			Discontinued Operations:
—	(1)	100.0	Loss from operations, net of tax	—	(1)	(100.0)
(11)	1	n/m	Gain (loss) on dispositions, net of tax	(10)	71	n/m

$234	$128	82.8	Net income (loss) attributable to Starwood	$633	$635	(0.3)

			Earnings (Losses) Per Share – Basic
$1.41	$0.68	n/m	Continuing operations	$3.49	$2.96	17.9
(0.07)	—	n/m	Discontinued operations	(0.06)	0.37	n/m

$1.34	$0.68	97.1	Net income (loss)	$3.43	$3.33	3.0

			Earnings (Losses) Per Share – Diluted
$1.40	$0.67	n/m	Continuing operations	$3.46	$2.92	18.5
(0.07)	—	n/m	Discontinued operations	(0.06)	0.36	n/m

$1.33	$0.67	98.5	Net income (loss)	$3.40	$3.28	3.7

174	189		Weighted average number of shares	185	191

176	192		Weighted average number of shares assuming dilution	186	193

(a)	The Company includes in revenues the reimbursement of costs incurred on behalf of managed hotel property owners and franchisees with no added margin and includes in costs and expenses these reimbursed costs. These costs relate primarily to payroll costs at managed properties where the Company is the employer.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Consolidated Balance Sheets

(In millions, except share data)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$935	$616
Restricted cash	84	134
Accounts receivable, net of allowance for doubtful accounts of $63 and $59	661	643
Inventories	236	217
Securitized vacation ownership notes receivable, net of allowance for doubtful accounts of $4 and $6	47	54
Deferred income tax	199	211
Prepaid expenses and other	159	121

Total current assets	2,321	1,996
Investments	214	251
Plant, property and equipment, net	2,634	3,034
Goodwill and intangible assets, net	1,956	2,032
Deferred tax assets	596	591
Other assets (a)	711	543
Securitized vacation ownership notes receivable	227	315

Total assets	$8,659	$8,762

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt (b)	$297	$2
Accounts payable	101	105
Current maturities of long-term securitized vacation ownership debt	73	97
Accrued expenses	1,307	1,092
Accrued salaries, wages and benefits	416	404
Accrued taxes and other	256	224

Total current liabilities	2,450	1,924
Long-term debt(b)	2,398	1,265
Long-term securitized vacation ownership debt	176	258
Deferred income taxes	38	48
Other liabilities	2,069	1,904

Total liabilities	7,131	5,399

Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value; authorized 1,000,000,000 shares; outstanding 172,694,299 and 191,897,809 shares at December 31, 2014 and December 31, 2013, respectively	2	2
Additional paid-in capital	47	661
Accumulated other comprehensive loss	(508)	(335)
Retained earnings	1,984	3,032

Total Starwood stockholders’ equity	1,525	3,360
Noncontrolling interest	3	3

Total stockholders’ equity	1,528	3,363

Total liabilities and stockholders’ equity	$8,659	$8,762

(a)	Includes restricted cash of $3 million and $3 million at December 31, 2014 and December 31, 2013, respectively.
(b)	Excludes Starwood’s share of unconsolidated joint venture debt aggregating approximately $200 million and $218 million at December 31, 2014 and December 31, 2013, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Historical Data

(In millions)

Three Months Ended December 31,				Year Ended December 31,
2014	2013	% Variance		2014	2013	% Variance
			Reconciliation of Net Income to EBITDA and Adjusted EBITDA
$234	$128	82.8	Net income	$633	$635	(0.3)
28	27	3.7	Interest expense (a)	114	115	(0.9)
—	—	—	Loss on early extinguishment of debt, net	1	—	n/m
—	41	(100.0)	Income tax (benefit) expense (b)	134	194	(30.9)
73	71	2.8	Depreciation (c)	280	262	6.9
8	7	14.3	Amortization (d)	32	31	3.2

343	274	25.2	EBITDA	1,194	1,237	(3.5)
(22)	18	n/m	(Gain) loss on asset dispositions and impairments, net	33	23	43.5
(1)	24	n/m	Restructuring and other special charges (credits), net	(4)	1	n/m
—	—	—	Impairment of unconsolidated joint venture hotel (e)	—	4	(100.0)
15	(2)	n/m	Discontinued operations (gain) loss on dispositions (f)	15	(2)	n/m

$335	$314	6.7	Adjusted EBITDA	$1,238	$1,263	(2.0)

(a)	Includes $6 million and $3 million of Starwood’s share of interest expense of unconsolidated joint ventures for the three months ended December 31, 2014 and 2013, respectively, and $17 million and $12 million for the year ended December 31, 2014 and 2013, respectively.
(b)	Includes $(4) million and $1 million of tax expense (benefit) recorded in discontinued operations for the three months ended December 31, 2014 and 2013, respectively, and $(5) million and $(69) million for the year ended December 31, 2014 and 2013, respectively.
(c)	Includes $7 million and $6 million of Starwood’s share of depreciation expense of unconsolidated joint ventures for the three months ended December 31, 2014 and 2013, respectively, and $26 million and $23 million for the year ended December 31, 2014 and 2013, respectively.
(d)	Includes $1 million and $0 million of Starwood’s share of amortization expense of unconsolidated joint ventures for the three months ended December 31, 2014 and 2013, respectively, and $3 million and $3 million for the year ended December 31, 2014 and 2013, respectively.
(e)	The impairment charge is included in the equity earnings and gain/(loss) from unconsolidated ventures, net line item in the statement of income.
(f)	Excludes the amount of income tax expense (benefit) included within (b) above.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Same-Store Owned/Leased Hotels Worldwide

(In millions)

	Three Months Ended December 31, 2014
	$ Change	% Variance
Revenue
Revenue increase/(decrease) (GAAP)	$—	—
Impact of changes in foreign exchange rates	11	3.6%

Revenue increase/(decrease) in constant dollars	$11	3.6%

Expense
Expense increase/(decrease) (GAAP)	$(1)	(0.2)%
Impact of changes in foreign exchange rates	9	3.8%

Expense increase/(decrease) in constant dollars	$8	3.6%

Non-GAAP to GAAP Reconciliations – Same-Store Owned/Leased Hotels North America

(In millions)

	Three Months Ended December 31, 2014
	$ Change	% Variance
Revenue
Revenue increase/(decrease) (GAAP)	$1	0.4%
Impact of changes in foreign exchange rates	4	2.3%

Revenue increase/(decrease) in constant dollars	$5	2.7%

Expense
Expense increase/(decrease) (GAAP)	$3	2.6%
Impact of changes in foreign exchange rates	3	2.2%

Expense increase/(decrease) in constant dollars	$6	4.8%

Non-GAAP to GAAP Reconciliations – Same-Store Owned/Leased Hotels International

(In millions)

	Three Months Ended December 31, 2014
	$ Change	% Variance
Revenue
Revenue increase/(decrease) (GAAP)	$(1)	(0.5)%
Impact of changes in foreign exchange rates	7	5.3%

Revenue increase/(decrease) in constant dollars	$6	4.8%

Expense
Expense increase/(decrease) (GAAP)	$(4)	(3.6)%
Impact of changes in foreign exchange rates	6	5.6%

Expense increase/(decrease) in constant dollars	$2	2.0%

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Future Performance

(In millions, except per share data)

Low Case

Three Months Ended March 31, 2015		Year Ended December 31, 2015
$92	Net income	$493
35	Interest expense	135
43	Income tax expense	232
80	Depreciation and amortization	315

250	EBITDA	1,175
—	(Gain) loss on asset dispositions and impairments, net	—
—	Discontinued operations (gain) loss on dispositions	—

$250	Adjusted EBITDA	$1,175

Three Months Ended March 31, 2015		Year Ended December 31, 2015
$92	Income from continuing operations before special items	$493

$0.53	EPS before special items	$2.87

	Special Items
—	Gain (loss) on asset dispositions and impairments, net	—

—	Total special items – pre-tax	—
—	Income tax benefit associated with special items	—

—	Total special items – after-tax	—

$92	Income from continuing operations	$493

$0.53	EPS including special items	$2.87

	High Case

Three Months Ended March 31, 2015		Year Ended December 31, 2015
$99	Net income	$510
35	Interest expense	135
46	Income tax expense	240
80	Depreciation and amortization	315

260	EBITDA	1,200
—	(Gain) loss on asset dispositions and impairments, net	—
—	Discontinued operations (gain) loss on dispositions	—

$260	Adjusted EBITDA	$1,200

Three Months Ended March 31, 2015		Year Ended December 31, 2015
$99	Income from continuing operations before special items	$510

$0.57	EPS before special items	$2.97

	Special Items
—	Gain (loss) on asset dispositions and impairments, net	—

—	Total special items – pre-tax	—
—	Income tax benefit associated with special items	—

—	Total special items – after-tax	—

$99	Income from continuing operations	$510

$0.57	EPS including special items	$2.97

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Same Store Owned Hotel Revenue and Expenses

(In millions)

Three Months Ended December 31,				Year Ended December 31,
2014	2013	% Variance	Same-Store Owned Hotels Worldwide	2014	2013	% Variance
			Revenue
$298	$298	—	Same-Store Owned Hotels (a)	$1,044	$1,008	3.5
20	74	(73.0)	Hotels Sold in 2014 and 2013	151	305	(50.5)
45	37	21.6	Hotels Without Comparable Results	320	272	17.6
7	7	—	Other ancillary hotel operations	26	27	(3.7)

$370	$416	(11.1)	Total Owned, Leased and Consolidated Joint Venture Hotel Revenue	$1,541	$1,612	(4.4)

			Costs and Expenses
$236	$237	0.2	Same-Store Owned Hotels (a)	$830	$816	(1.7)
12	53	77.4	Hotels Sold in 2014 and 2013	108	226	52.2
33	30	(10.0)	Hotels Without Comparable Results	248	226	(9.7)
7	6	(16.7)	Other ancillary hotel operations	25	24	(4.2)

$288	$326	11.7	Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$1,211	$1,292	6.3

Three Months Ended December 31,				Year Ended December 31,
2014	2013	% Variance	Same-Store Owned Hotels North America	2014	2013	% Variance
			Revenue
$168	$167	0.4	Same-Store Owned Hotels (a)	$531	$520	2.1
4	27	(85.2)	Hotels Sold in 2014 and 2013	28	135	(79.3)
26	18	44.4	Hotels Without Comparable Results	217	174	24.7
—	—	—	Other ancillary hotel operations	—	—	—

$198	$212	(6.6)	Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$776	$829	(6.4)

			Costs and Expenses
$134	$131	(2.6)	Same-Store Owned Hotels (a)	$429	$422	(1.6)
3	21	85.7	Hotels Sold in 2014 and 2013	23	107	78.5
21	18	(16.7)	Hotels Without Comparable Results	178	161	(10.6)
—	(1)	100.0	Other ancillary hotel operations	—	—	—

$158	$169	6.5	Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$630	$690	8.7

Three Months Ended December 31,				Year Ended December 31,
2014	2013	% Variance	Same-Store Owned Hotels International	2014	2013	% Variance
			Revenue
$130	$131	(0.5)	Same-Store Owned Hotels (a)	$513	$488	5.0
16	47	(66.0)	Hotels Sold in 2014 and 2013	123	170	(27.6)
19	19	—	Hotels Without Comparable Results	103	98	5.1
7	7	—	Other ancillary hotel operations	26	27	(3.7)

$172	$204	(15.7)	Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$765	$783	(2.3)

			Costs and Expenses
$102	$106	3.6	Same-Store Owned Hotels (a)	$401	$394	(1.7)
9	32	71.9	Hotels Sold or 2014 and 2013	85	119	28.6
12	12	—	Hotels Without Comparable Results	70	65	(7.7)
7	7	—	Other ancillary hotel operations	25	24	(4.2)

$130	$157	17.2	Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$581	$602	3.5

(a)	Same-Store Owned Hotel results exclude 11 hotels sold or closed, two leased hotels converted to managed or franchised hotels and six hotels without comparable results for the three months ended December 31, 2014 and 15 hotels sold, two leased hotels converted to managed or franchised hotels, and eight hotels without comparable results for the year ended December 31, 2014.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Systemwide(1) Statistics—Same Store

For the Three Months Ended December 31,

UNAUDITED

	Systemwide—Worldwide			Systemwide—North America			Systemwide—International
	2014	2013	Var. USD	2014	2013	Var. USD	2014	2013	Var. USD
TOTAL HOTELS
REVPAR ($)	119.51	116.79	2.3%	123.73	117.77	5.1%	114.70	115.67	-0.8%
ADR ($)	175.45	175.84	-0.2%	177.02	172.47	2.6%	173.55	179.93	-3.5%
Occupancy (%)	68.1%	66.4%	1.7	69.9%	68.3%	1.6	66.1%	64.3%	1.8

SHERATON
REVPAR ($)	101.02	99.31	1.7%	102.74	98.45	4.4%	99.13	100.26	-1.1%
ADR ($)	151.37	152.40	-0.7%	151.47	148.58	1.9%	151.26	156.75	-3.5%
Occupancy (%)	66.7%	65.2%	1.5	67.8%	66.3%	1.5	65.5%	64.0%	1.5

WESTIN
REVPAR ($)	132.67	128.08	3.6%	130.46	123.11	6.0%	137.18	138.24	-0.8%
ADR ($)	187.06	185.08	1.1%	184.45	178.07	3.6%	192.33	199.37	-3.5%
Occupancy (%)	70.9%	69.2%	1.7	70.7%	69.1%	1.6	71.3%	69.3%	2.0

ST. REGIS/LUXURY COLLECTION
REVPAR ($)	209.01	202.94	3.0%	282.73	267.93	5.5%	179.35	176.58	1.6%
ADR ($)	314.18	316.65	-0.8%	396.76	378.64	4.8%	277.54	287.66	-3.5%
Occupancy (%)	66.5%	64.1%	2.4	71.3%	70.8%	0.5	64.6%	61.4%	3.2

LE MERIDIEN
REVPAR ($)	125.20	128.37	-2.5%	216.21	207.56	4.2%	109.12	114.34	-4.6%
ADR ($)	188.49	193.62	-2.6%	265.62	258.48	2.8%	171.09	179.16	-4.5%
Occupancy (%)	66.4%	66.3%	0.1	81.4%	80.3%	1.1	63.8%	63.8%	0.0

W
REVPAR ($)	237.71	231.84	2.5%	235.07	227.38	3.4%	243.33	241.39	0.8%
ADR ($)	305.68	303.33	0.8%	304.37	295.36	3.1%	308.41	320.78	-3.9%
Occupancy (%)	77.8%	76.4%	1.4	77.2%	77.0%	0.2	78.9%	75.2%	3.7

FOUR POINTS
REVPAR ($)	72.30	70.82	2.1%	76.64	73.24	4.6%	66.70	67.69	-1.5%
ADR ($)	111.20	112.54	-1.2%	114.18	112.73	1.3%	107.05	112.29	-4.7%
Occupancy (%)	65.0%	62.9%	2.1	67.1%	65.0%	2.1	62.3%	60.3%	2.0

ALOFT
REVPAR ($)	79.35	73.43	8.1%	93.46	85.65	9.1%	53.13	50.20	5.8%
ADR ($)	115.19	111.46	3.3%	128.34	121.24	5.9%	86.31	88.35	-2.3%
Occupancy (%)	68.9%	65.9%	3.0	72.8%	70.6%	2.2	61.6%	56.8%	4.8

(1)	Includes same-store Owned, managed and franchised hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Worldwide Hotel Results—Same Store

For the Three Months Ended December 31,

UNAUDITED

	Systemwide (1)			Company Operated (2)
	2014	2013	Var. USD	2014	2013	Var. USD
TOTAL WORLDWIDE
REVPAR ($)	119.51	116.79	2.3%	136.55	134.94	1.2%
ADR ($)	175.45	175.84	-0.2%	198.55	200.51	-1.0%
Occupancy (%)	68.1%	66.4%	1.7	68.8%	67.3%	1.5

AMERICAS
REVPAR ($)	121.52	115.84	4.9%	158.75	153.17	3.6%
ADR ($)	175.71	171.57	2.4%	222.76	217.88	2.2%
Occupancy (%)	69.2%	67.5%	1.7	71.3%	70.3%	1.0

North America
REVPAR ($)	123.73	117.77	5.1%	163.98	158.34	3.6%
ADR ($)	177.02	172.47	2.6%	227.65	222.40	2.4%
Occupancy (%)	69.9%	68.3%	1.6	72.0%	71.2%	0.8

Latin America
REVPAR ($)	96.01	93.40	2.8%	115.34	110.35	4.5%
ADR ($)	158.22	159.40	-0.7%	177.77	175.41	1.3%
Occupancy (%)	60.7%	58.6%	2.1	64.9%	62.9%	2.0

ASIA PACIFIC
REVPAR ($)	105.69	105.46	0.2%	107.40	106.52	0.8%
ADR ($)	156.80	161.16	-2.7%	159.04	162.84	-2.3%
Occupancy (%)	67.4%	65.4%	2.0	67.5%	65.4%	2.1

Greater China
REVPAR ($)	99.66	96.36	3.4%	98.57	95.16	3.6%
ADR ($)	154.32	156.96	-1.7%	152.72	155.36	-1.7%
Occupancy (%)	64.6%	61.4%	3.2	64.5%	61.2%	3.3

Rest of Asia Pacific
REVPAR ($)	114.02	118.09	-3.4%	126.33	131.00	-3.6%
ADR ($)	159.90	166.20	-3.8%	170.88	176.12	-3.0%
Occupancy (%)	71.3%	71.1%	0.2	73.9%	74.4%	-0.5

EAME
REVPAR ($)	132.83	136.61	-2.8%	140.89	144.98	-2.8%
ADR ($)	202.39	213.01	-5.0%	212.23	223.25	-4.9%
Occupancy (%)	65.6%	64.1%	1.5	66.4%	64.9%	1.5

Europe
REVPAR ($)	133.28	137.77	-3.3%	146.92	152.18	-3.5%
ADR ($)	197.57	210.23	-6.0%	211.72	225.44	-6.1%
Occupancy (%)	67.5%	65.5%	2.0	69.4%	67.5%	1.9

Africa & Middle East
REVPAR ($)	132.02	134.48	-1.8%	132.58	135.12	-1.9%
ADR ($)	211.91	218.39	-3.0%	213.02	219.96	-3.2%
Occupancy (%)	62.3%	61.6%	0.7	62.2%	61.4%	0.8

(1)	Includes same-store Owned, managed and franchised hotels
(2)	Includes same-store Owned and managed hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Owned Hotel Results—Same Store

For the Three Months Ended December 31,

UNAUDITED

	Worldwide			North America			International
	2014	2013	Var. USD	2014	2013	Var. USD	2014	2013	Var. USD
TOTAL HOTELS	30 Hotels			10 Hotels			20 Hotels
REVPAR ($)	180.12	178.00	1.2%	189.41	185.80	1.9%	169.65	169.20	0.3%
ADR ($)	243.21	251.35	-3.2%	253.18	257.42	-1.6%	231.73	244.21	-5.1%
Occupancy (%)	74.1%	70.8%	3.3	74.8%	72.2%	2.6	73.2%	69.3%	3.9

Total Revenue*	298,015	297,928	0.0%	167,939	167,239	0.4%	130,076	130,689	-0.5%
Total Expenses*	236,417	236,813	0.2%	133,942	130,546	-2.6%	102,475	106,267	3.6%

*	Revenues and Expenses above are represented in ‘000s

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Management Fees, Franchise Fees and Other Income

For the Three Months Ended December 31,

UNAUDITED ($ millions)

	Worldwide
	2014	2013	Variance	% Variance
Management Fees
Base Fees	96	94	2	2.1%
Incentive Fees	71	69	2	2.9%

Total Management Fees	167	163	4	2.5%

Franchise Fees	58	54	4	7.4%

Total Management and Franchise Fees (Core fees)	225	217	8	3.7%

Other Management and Franchise Revenues (1)	63	41	22	53.7%

Total Management and Franchise Revenues	288	258	30	11.6%

Other	6	7	(1)	(14.3)%

Management Fees, Franchise Fees and Other Income	294	265	29	10.9%

(1)	Other Management and Franchise Revenues primarily includes the amortization of the deferred gains of approximately $21 million in 2014 and $23 million in 2013 resulting from the sales of hotels subject to long-term management contracts and termination fees.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Vacation Ownership & Residential Revenues and Expenses

For the Three Months Ended December 31,

UNAUDITED ($ millions)

	2014	2013	$ Variance	% Variance
Originated Sales Revenues (1)—Vacation Ownership Sales	80	82	(2)	(2.4%)
Other Sales and Services Revenues (2)	81	76	5	6.6%
Deferred Revenues—Percentage of Completion	12	(8)	20	n/m
Deferred Revenues—Other (3)	(6)	(5)	(1)	(20.0%)

Vacation Ownership Sales and Services Revenues	167	145	22	15.2%
Residential Sales and Services Revenues (4)	3	31	(28)	(90.3%)

Total Vacation Ownership & Residential Sales and Services Revenues	170	176	(6)	(3.4%)

Originated Sales Expenses (5)—Vacation Ownership Sales	53	60	7	11.7%
Other Expenses (6)	62	59	(3)	(5.1%)
Deferred Expenses—Percentage of Completion	7	(4)	(11)	n/m
Deferred Expenses—Other	1	1	0	0.0%

Vacation Ownership Expenses	123	116	(7)	(6.0%)
Residential Expenses (4)	0	13	13	100.0%

Total Vacation Ownership & Residential Expenses	123	129	6	4.7%

(1)	Timeshare sales revenue originated at each sales location before deferrals of revenue for U.S. GAAP reporting purposes.
(2)	Includes resort income, interest income, and miscellaneous other revenues.
(3)	Includes deferral of revenue for contracts still in rescission period, contracts that do not yet meet the requirements of ASC 978-605-25 and provision for loan loss.
(4)	For 2014 and 2013, includes $0 and $23 million of revenues and $0 and $11 million expenses associated with the St. Regis Bal Harbour residential project, respectively.
(5)	Timeshare cost of sales and sales & marketing expenses before deferrals of sales expenses for U.S. GAAP reporting purposes.
(6)	Includes resort, general and administrative, and other miscellaneous expenses.

Note: Deferred revenue is calculated based on the Percentage of Completion (“POC”) of the project. Deferred expenses, also based on POC, include product costs and direct sales and marketing costs only. Indirect sales and marketing costs are not deferred per ASC 978-720-25 and ASC 978-340-25.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Total Earnings by Geographic Area – Owned

For the Year Ended December 31, 2014

UNAUDITED

Worldwide Markets	% of 2014 Total Earnings (1)
United States	30%
Americas (Latin America & Canada)*	33%
Asia Pacific	13%
Europe	24%

Total Worldwide	100%

*	Includes U.S. territories
(1)	Represents earnings for owned, leased, and consolidated joint venture hotels before depreciation expense.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Total Management and Franchise Fees by Geographic Area

For the Year Ended December 31, 2014

UNAUDITED

Geographical Area	Management Fees	Franchise Fees	Total Management and Franchise Fees
United States	35%	72%	46%
Americas (Latin America & Canada)*	6%	14%	9%
China	19%	2%	14%
Rest of Asia	13%	5%	11%
Europe	14%	7%	11%
Middle East and Africa	13%	0%	9%

Total Worldwide	100%	100%	100%

*	Includes U.S. territories

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Systemwide(1) Statistics—Same Store

For the Twelve Months Ended December 31,

UNAUDITED

	Systemwide—Worldwide			Systemwide—North America			Systemwide—International
	2014	2013	Var. USD	2014	2013	Var. USD	2014	2013	Var. USD
TOTAL HOTELS
REVPAR ($)	123.08	117.31	4.9%	128.76	121.14	6.3%	116.64	112.95	3.3%
ADR ($)	175.64	172.58	1.8%	173.52	167.47	3.6%	178.37	179.25	-0.5%
Occupancy (%)	70.1%	68.0%	2.1	74.2%	72.3%	1.9	65.4%	63.0%	2.4

SHERATON
REVPAR ($)	104.24	99.43	4.8%	109.83	104.01	5.6%	98.10	94.38	3.9%
ADR ($)	151.85	149.84	1.3%	151.65	147.56	2.8%	152.08	152.69	-0.4%
Occupancy (%)	68.6%	66.4%	2.2	72.4%	70.5%	1.9	64.5%	61.8%	2.7

WESTIN
REVPAR ($)	137.20	130.01	5.5%	137.75	128.50	7.2%	136.10	133.02	2.3%
ADR ($)	186.28	181.76	2.5%	182.99	174.98	4.6%	193.25	196.36	-1.6%
Occupancy (%)	73.7%	71.5%	2.2	75.3%	73.4%	1.9	70.4%	67.7%	2.7

ST. REGIS/LUXURY COLLECTION
REVPAR ($)	208.08	196.80	5.7%	264.51	247.36	6.9%	185.22	176.06	5.2%
ADR ($)	313.97	308.10	1.9%	355.83	334.90	6.2%	293.96	294.53	-0.2%
Occupancy (%)	66.3%	63.9%	2.4	74.3%	73.9%	0.4	63.0%	59.8%	3.2

LE MERIDIEN
REVPAR ($)	130.33	128.12	1.7%	222.21	210.46	5.6%	114.75	114.16	0.5%
ADR ($)	192.56	189.98	1.4%	264.78	255.06	3.8%	176.72	175.95	0.4%
Occupancy (%)	67.7%	67.4%	0.3	83.9%	82.5%	1.4	64.9%	64.9%	0.0

W
REVPAR ($)	238.20	226.73	5.1%	229.91	218.82	5.1%	254.56	242.36	5.0%
ADR ($)	304.04	294.20	3.3%	289.46	277.41	4.3%	334.03	329.77	1.3%
Occupancy (%)	78.3%	77.1%	1.2	79.4%	78.9%	0.5	76.2%	73.5%	2.7

FOUR POINTS
REVPAR ($)	77.70	75.10	3.5%	85.15	80.35	6.0%	67.60	67.99	-0.6%
ADR ($)	113.75	113.79	0.0%	116.62	113.51	2.7%	109.16	114.24	-4.4%
Occupancy (%)	68.3%	66.0%	2.3	73.0%	70.8%	2.2	61.9%	59.5%	2.4

ALOFT
REVPAR ($)	80.01	74.30	7.7%	93.52	85.18	9.8%	50.93	51.01	-0.2%
ADR ($)	112.72	108.93	3.5%	123.32	117.25	5.2%	84.15	86.90	-3.2%
Occupancy (%)	71.0%	68.2%	2.8	75.8%	72.6%	3.2	60.5%	58.7%	1.8

(1)	Includes same-store Owned, managed and franchised hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Worldwide Hotel Results—Same Store

For the Twelve Months Ended December 31,

UNAUDITED

	Systemwide (1)			Company Operated (2)
	2014	2013	Var. USD	2014	2013	Var. USD
TOTAL WORLDWIDE
REVPAR ($)	123.08	117.31	4.9%	137.72	131.58	4.7%
ADR ($)	175.64	172.58	1.8%	197.77	195.11	1.4%
Occupancy (%)	70.1%	68.0%	2.1	69.6%	67.4%	2.2

AMERICAS
REVPAR ($)	126.23	118.96	6.1%	158.68	150.23	5.6%
ADR ($)	172.76	166.93	3.5%	213.98	206.46	3.6%
Occupancy (%)	73.1%	71.3%	1.8	74.2%	72.8%	1.4

North America
REVPAR ($)	128.76	121.14	6.3%	164.64	155.69	5.7%
ADR ($)	173.52	167.47	3.6%	217.59	209.81	3.7%
Occupancy (%)	74.2%	72.3%	1.9	75.7%	74.2%	1.5

Latin America
REVPAR ($)	96.17	93.07	3.3%	110.07	105.78	4.1%
ADR ($)	161.56	158.95	1.6%	177.96	173.31	2.7%
Occupancy (%)	59.5%	58.6%	0.9	61.9%	61.0%	0.9

ASIA PACIFIC
REVPAR ($)	102.38	99.33	3.1%	104.68	100.46	4.2%
ADR ($)	156.10	159.25	-2.0%	158.74	161.16	-1.5%
Occupancy (%)	65.6%	62.4%	3.2	65.9%	62.3%	3.6

Greater China
REVPAR ($)	96.73	89.55	8.0%	96.11	88.68	8.4%
ADR ($)	152.37	155.31	-1.9%	150.86	153.79	-1.9%
Occupancy (%)	63.5%	57.7%	5.8	63.7%	57.7%	6.0

Rest of Asia Pacific
REVPAR ($)	110.26	113.02	-2.4%	123.03	125.83	-2.2%
ADR ($)	160.93	163.85	-1.8%	173.95	173.79	0.1%
Occupancy (%)	68.5%	69.0%	-0.5	70.7%	72.4%	-1.7

EAME
REVPAR ($)	143.17	138.36	3.5%	149.92	144.76	3.6%
ADR ($)	214.83	212.43	1.1%	222.95	220.37	1.2%
Occupancy (%)	66.6%	65.1%	1.5	67.2%	65.7%	1.5

Europe
REVPAR ($)	154.39	148.16	4.2%	168.77	161.51	4.5%
ADR ($)	223.24	219.57	1.7%	237.52	233.26	1.8%
Occupancy (%)	69.2%	67.5%	1.7	71.1%	69.2%	1.9

Africa & Middle East
REVPAR ($)	119.82	118.03	1.5%	120.13	118.33	1.5%
ADR ($)	195.11	195.86	-0.4%	196.23	196.95	-0.4%
Occupancy (%)	61.4%	60.3%	1.1	61.2%	60.1%	1.1

(1)	Includes same-store Owned, managed and franchised hotels
(2)	Includes same-store Owned and managed hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Owned Hotel Results—Same Store

For the Twelve Months Ended December 31,

UNAUDITED

	Worldwide			North America			International
	2014	2013	Var. USD	2014	2013	Var. USD	2014	2013	Var. USD
TOTAL HOTELS	28 Hotels			9 Hotels			19 Hotels
REVPAR ($)	167.99	159.96	5.0%	160.75	155.64	3.3%	175.95	164.72	6.8%
ADR ($)	228.42	223.56	2.2%	210.77	208.10	1.3%	249.39	242.30	2.9%
Occupancy (%)	73.5%	71.5%	2.0	76.3%	74.8%	1.5	70.6%	68.0%	2.6

Total Revenue*	1,043,559	1,008,123	3.5%	531,271	520,251	2.1%	512,288	487,872	5.0%
Total Expenses*	830,069	816,285	-1.7%	429,469	422,571	-1.6%	400,601	393,714	-1.7%

*	Revenues and Expenses above are represented in ‘000s

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Management Fees, Franchise Fees and Other Income

For the Twelve Months Ended December 31,

UNAUDITED ($ millions)

	Worldwide
	2014	2013	Variance	% Variance
Management Fees
Base Fees	377	358	19	5.3%
Incentive Fees	214	202	12	5.9%

Total Management Fees	591	560	31	5.5%

Franchise Fees	236	214	22	10.3%

Total Management and Franchise Fees (Core fees)	827	774	53	6.8%

Other Management and Franchise Revenues (1)	206	167	39	23.4%

Total Management and Franchise Revenues	1,033	941	92	9.8%

Other	24	24	—	—

Management Fees, Franchise Fees and Other Income	1,057	965	92	9.5%

(1)	Other Management and Franchise Revenues primarily includes the amortization of the deferred gains of approximately $86 million in 2014 and $91 million in 2013 resulting from the sales of hotels subject to long-term management contracts and termination fees.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Vacation Ownership & Residential Revenues and Expenses

For the Twelve Months Ended December 31,

UNAUDITED ($ millions)

	2014	2013	$ Variance	% Variance
Originated Sales Revenues (1) — Vacation Ownership Sales	323	326	(3)	(0.9%)
Other Sales and Services Revenues (2)	334	323	11	3.4%
Deferred Revenues — Percentage of Completion	(1)	(7)	6	85.7%
Deferred Revenues — Other (3)	(13)	(4)	(9)	n/m

Vacation Ownership Sales and Services Revenues	643	638	5	0.8%
Residential Sales and Services Revenues (4)	31	286	(255)	(89.2%)

Total Vacation Ownership & Residential Sales and Services Revenues	674	924	(250)	(27.1%)

Originated Sales Expenses (5) — Vacation Ownership Sales	226	231	5	2.2%
Other Expenses (6)	253	248	(5)	(2.0%)
Deferred Expenses — Percentage of Completion	0	(4)	(4)	(100.0%)
Deferred Expenses — Other	8	8	0	0.0%

Vacation Ownership Expenses	487	483	(4)	(0.8%)
Residential Expenses (4)	10	149	139	93.3%

Total Vacation Ownership & Residential Expenses	497	632	135	21.4%

(1)	Timeshare sales revenue originated at each sales location before deferrals of revenue for U.S. GAAP reporting purposes.
(2)	Includes resort income, interest income, and miscellaneous other revenues.
(3)	Includes deferral of revenue for contracts still in rescission period, contracts that do not yet meet the requirements of ASC 978-605-25 and provision for loan loss.
(4)	For 2014 and 2013, includes $20 and $266 million of revenues and $9 and $147 million expenses associated with the St. Regis Bal Harbour residential project, respectively.
(5)	Timeshare cost of sales and sales & marketing expenses before deferrals of sales expenses for U.S. GAAP reporting purposes.
(6)	Includes resort, general and administrative, and other miscellaneous expenses.

Note: Deferred revenue is calculated based on the Percentage of Completion (“POC”) of the project. Deferred expenses, also based on POC, include product costs and direct sales and marketing costs only. Indirect sales and marketing costs are not deferred per ASC 978-720-25 and ASC 978-340-25.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Owned Hotels without Comparable Results and Other Selected Items

As of December 31, 2014

UNAUDITED ($ millions)

Owned Hotels without comparable results in 2014 and 2013:

Hotel	Location
Element Denver Park Meadows	Denver, CO
Sheraton Maria Isabel Hotel & Towers	Mexico City, Mexico
Sheraton Steamboat Resort	Steamboat Springs, CO
The Gritti Palace, Venice	Venice, Italy
The St. Regis New York	New York, NY
The Westin Excelsior, Florence	Florence, Italy
The Westin Maui Resort & Spa, Ka’anapali	Maui, HI
The Westin Resort & Spa, Los Cabos	Los Cabos, Mexico

Owned Hotels sold or closed in 2014 and 2013:

Hotel	Location
Aloft Lexington	Lexington, MA
Aloft Philadelphia Airport	Philadelphia, PA
Aloft San Francisco Airport	San Francisco, CA
Aloft Tucson University	Tucson, AZ
Element Lexington	Lexington, MA
Four Points by Sheraton Philadelphia Airport	Philadelphia, PA
Sheraton Ambassador Hotel	Monterrey, Mexico
Sheraton On The Park	Sydney, Australia
Sheraton Santa Maria de El Paular	Madrid, Spain
Sheraton Suites Philadelphia Airport	Philadelphia, PA
The Park Lane Hotel	London, England
The St. Regis Bal Harbour Resort	Miami Beach, FL
The St. Regis Rome	Rome, Italy
The Westin San Francisco Airport	San Francisco, CA
The Westin Dublin Hotel	Dublin, Ireland
W New Orleans	New Orleans, LA
W New Orleans—French Quarter	New Orleans, LA

Revenues and Expenses Associated with Hotels Sold or Closed in 2014 and 2013: (1)

	Q1	Q2	Q3	Q4	Full Year
Hotels Sold in 2013:
2013
Revenues	$19	$12	$12	$4	$47
Expenses (excluding depreciation)	$15	$9	$8	$3	$35

Hotels Sold or Closed in 2014:
2014
Revenues	$50	$44	$37	$20	$151
Expenses (excluding depreciation)	$38	$31	$27	$12	$108

2013
Revenues	$63	$65	$60	$70	$258
Expenses (excluding depreciation)	$47	$48	$46	$50	$191

(1)	Results consist of nine hotels sold or closed in 2014, two leased hotels converted to managed or franchised hotels in 2014, and six hotels sold in 2013. These amounts are included in the revenues and expenses from owned, leased and consolidated joint venture hotels in the statements of income for 2014 and 2013.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Capital Expenditures

For the Three and Twelve Months Ended December 31, 2014

UNAUDITED ($ millions)

	Q4	YTD
Maintenance Capital Expenditures: (1)
Owned, Leased and Consolidated Joint Venture Hotels	26	61
Corporate/IT	48	146

Subtotal	74	207
Net capital expenditures for Vacation Ownership inventory (2)	(4)	(14)
Development Capital	58	183

Total Capital Expenditures	128	376

(1)	Maintenance capital expenditures include improvements that extend the useful life of the asset.
(2)	Represents gross inventory capital expenditures of $19 million and $57 million in the three and twelve months ended December 31, 2014, less cost of sales of $23 million and $71 million in the three and twelve months ended December 31, 2014.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

2014 Divisional Hotel Inventory Summary by Ownership by Brand

As of December 31, 2014

	Americas		North America		Latin America		Asia Pacific		Greater China		Rest of Asia		Europe, Africa & Middle East		Europe		Africa & Middle East		TOTAL
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms
Owned
Sheraton	9	5,793	5	3,328	4	2,465	1	264	—	—	1	264	2	358	2	358	—	—	12	6,415
Westin	5	2,734	2	1,832	3	902	1	273	—	—	1	273	2	487	2	487	—	—	8	3,494
Four Points	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
W	1	509	1	509	—	—	—	—	—	—	—	—	2	665	2	665	—	—	3	1,174
Luxury Collection	2	824	1	643	1	181	—	—	—	—	—	—	5	577	5	577	—	—	7	1,401
St. Regis	2	498	2	498	—	—	1	160	—	—	1	160	1	100	1	100	—	—	4	758
Le Meridien	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Aloft	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Element	1	123	1	123	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1	123
Other	1	135	1	135	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1	135

Total Owned	21	10,616	13	7,068	8	3,548	3	697	—	—	3	697	12	2,187	12	2,187	—	—	36	13,500

Managed & UJV
Sheraton	48	27,095	31	23,781	17	3,314	94	35,976	64	27,531	30	8,445	74	21,008	42	11,863	32	9,145	216	84,079
Westin	53	27,380	50	26,494	3	886	37	12,456	20	7,053	17	5,403	16	5,087	11	3,748	5	1,339	106	44,923
Four Points	3	426	—	—	3	426	32	9,088	22	6,535	10	2,553	12	2,300	4	499	8	1,801	47	11,814
W	28	8,274	25	7,673	3	601	10	2,743	4	1,465	6	1,278	5	937	4	495	1	442	43	11,954
Luxury Collection	11	1,938	4	1,648	7	290	12	2,478	6	1,306	6	1,172	27	5,077	22	3,487	5	1,590	50	9,493
St. Regis	12	2,347	10	2,038	2	309	9	2,307	6	1,657	3	650	8	1,842	4	675	4	1,167	29	6,496
Le Meridien	5	879	4	719	1	160	27	7,379	9	3,131	18	4,248	43	12,668	15	4,991	28	7,677	75	20,926
Aloft	1	180	—	—	1	180	12	3,071	9	2,101	3	970	4	943	3	535	1	408	17	4,194
Element	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Managed & UJV	161	68,519	124	62,353	37	6,166	233	75,498	140	50,779	93	24,719	189	49,862	105	26,293	84	23,569	583	193,879

Franchised
Sheraton	176	51,640	164	48,620	12	3,020	13	6,124	3	1,836	10	4,288	19	5,112	17	4,709	2	403	208	62,876
Westin	76	23,936	71	22,409	5	1,527	8	2,531	1	288	7	2,243	5	1,688	5	1,688	—	—	89	28,155
Four Points	130	19,908	117	18,058	13	1,850	9	1,513	1	126	8	1,387	7	1,085	7	1,085	—	—	146	22,506
W	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Luxury Collection	11	2,102	8	1,651	3	451	11	3,129	—	—	11	3,129	13	1,938	13	1,938	—	—	35	7,169
St. Regis	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Le Meridien	16	3,733	15	3,622	1	111	5	1,209	1	160	4	1,049	2	275	2	275	—	—	23	5,217
Aloft	67	10,119	63	9,382	4	737	6	1,001	—	—	6	1,001	1	116	1	116	—	—	74	11,236
Element	12	1,928	12	1,928	—	—	—	—	—	—	—	—	1	133	1	133	—	—	13	2,061
Other	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Franchised	488	113,366	450	105,670	38	7,696	52	15,507	6	2,410	46	13,097	48	10,347	46	9,944	2	403	588	139,220

Systemwide
Sheraton	233	84,528	200	75,729	33	8,799	108	42,364	67	29,367	41	12,997	95	26,478	61	16,930	34	9,548	436	153,370
Westin	134	54,050	123	50,735	11	3,315	46	15,260	21	7,341	25	7,919	23	7,262	18	5,923	5	1,339	203	76,572
Four Points	133	20,334	117	18,058	16	2,276	41	10,601	23	6,661	18	3,940	19	3,385	11	1,584	8	1,801	193	34,320
W	29	8,783	26	8,182	3	601	10	2,743	4	1,465	6	1,278	7	1,602	6	1,160	1	442	46	13,128
Luxury Collection	24	4,864	13	3,942	11	922	23	5,607	6	1,306	17	4,301	45	7,592	40	6,002	5	1,590	92	18,063
St. Regis	14	2,845	12	2,536	2	309	10	2,467	6	1,657	4	810	9	1,942	5	775	4	1,167	33	7,254
Le Meridien	21	4,612	19	4,341	2	271	32	8,588	10	3,291	22	5,297	45	12,943	17	5,266	28	7,677	98	26,143
Aloft	68	10,299	63	9,382	5	917	18	4,072	9	2,101	9	1,971	5	1,059	4	651	1	408	91	15,430
Element	13	2,051	13	2,051	—	—	—	—	—	—	—	—	1	133	1	133	—	—	14	2,184
Other	1	135	1	135	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1	135
Vacation Ownership	15	7,626	14	7,046	1	580	—	—	—	—	—	—	—	—	—	—	—	—	15	7,626

Total Systemwide	685	200,127	601	182,137	84	17,990	288	91,702	146	53,189	142	38,513	249	62,396	163	38,424	86	23,972	1,222	354,225

Note: All references to Owned or Owned Hotels reflect the Company’s owned, leased, and consolidated joint venture hotels.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Vacation Ownership Inventory Pipeline

As of December 31, 2014

UNAUDITED

	# Resorts			# of Units (1)
Brand	Total (2)	In Operations	In Active Sales	Completed (3)	Pre-sales/ Development (4)	Future Capacity (5),(6)	Total at Buildout
Sheraton	7	7	6	3,079	—	712	3,791
Westin	10	9	9	1,640	58	433	2,131
St. Regis	2	2	—	56	—	—	56
The Luxury Collection	1	1	—	6	—	—	6
Unbranded	2	2	1	99	—	—	99

Total SVO, Inc.	22	21	16	4,880	58	1,145	6,083

Unconsolidated Joint Ventures (UJV’s)	1	1	1	198	—	—	198

Total including UJV’s	23	22	17	5,078	58	1,145	6,281

Total Intervals Including UJV’s (7)				264,056	3,016	59,540	326,612

(1)	Lockoff units are considered as one unit for this analysis.
(2)	Includes resorts in operation, active sales or future development.
(3)	Completed units include those units that have a certificate of occupancy.
(4)	Units in Pre-sales/Development are in various stages of development (including the permitting stage), most of which are currently being offered for sale to customers.
(5)	Based on owned land and average density in existing marketplaces.
(6)	Future units indicated above include planned timeshare units on land owned by the Company or applicable UJV that have received all major governmental land use approvals for the development of timeshare. There can be no assurance that such units will in fact be developed and, if developed, the time period of such development (which may be more than several years in the future). Some of the projects may require additional third-party approvals or permits for development and build out and may also be subject to legal challenges as well as a commitment of capital by the Company. The actual number of units to be constructed may be significantly lower than the number of future units indicated.
(7)	Assumes 52 intervals per unit.